EXHIBIT 99.3

CONSENT OF U. S. BANCORP PIPER JAFFRAY INC.

     We refer to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of PMC Commercial Trust in connection with the business combination of PMC Commercial Trust and PMC Capital, Inc.

     We hereby consent to the inclusion in the joint proxy statement/prospectus of our opinion letter to the Special Committee of the Board of Trust Managers of PMC Commercial dated as of November 10, 2003 and appearing as Annex C to the joint proxy statement/prospectus and to the references of our firm name in the following sections of the joint proxy statement/prospectus: “Questions and Answers About the Merger,” “Summary-PMC Commercial’s Reasons for the Merger,” “Summary-Fairness Opinions of Financial Advisors,” “The Merger Proposal-Background of the Merger,” “The Merger Proposal-PMC Commercial Reasons for the Merger” and “The Merger Proposal-Opinion of U.S. Bancorp Piper Jaffray.”

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

U.S. BANCORP PIPER JAFFRAY INC.

By:	/s/ Peter Gill

Name: Title: Dated:	Peter Gill Managing Director November 10, 2003